Exhibit 3(c)

              Certificate of Amendment to the
                  Articles of Incorporation


               Certificate of Amendment
            (Pursuant to NRS 78.385 and 78.390)


     Certificate of Amendment to Articles of Incorporation
            For Nevada Profit Corporations
   (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

                  -Remit in Duplicate-


1.	Name of Corporation: USA Dealers Auction.com, Inc.(Nevada C 9514-2000)

2.	The Articles have been amended as follows (provide article numbers, if available)

  Article   4.  Authorized Shares

  The aggregate number of shares which the corporation shall consist of 50,000,000 shares of Common Stock having a $0.001 par value, and 5,000,000 shares of Preferred Stock having a $0.001 par value. The Common and/or Preferred Stock of the Company may by issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 65.39%.

4.	Signatures (Required):


  /s/ Al Tamasebi
  ----------------------
  Al Tamasebi, President



* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to an affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.